Company Contact:
                                  Bill Willett
                                Programmer's Paradise(R), Inc.
                                Chairman and Chief Executive Officer
                                (732)-389-8950
                                bill.willett@programmers.com



               PROGRAMMER'S PARADISE(R), INC. ENTERS INTO AGREEMENT
                             WITH HUDSON UNITED BANK



Shrewsbury, NJ, February 9, 2001 - Programmer's Paradise(R), Inc. (NASDAQ: PROG) announced today that it entered into a Loan and Security Agreement (the "Credit Agreement") with Hudson United Bank. Pursuant to the Credit Agreement, Programmer's may borrow up to $5 million for working capital and other purposes. The borrowings under the Credit Agreement will be secured by Programmer's accounts receivable and other assets and will bear interest at the prime rate (plus 1%) as in effect from time to time.

As a result of the sale of its European subsidiaries on January 9, 2001, Programmer's has substantial cash resources. Programmer's has no present plans for the use of cash resources. Programmer's Paradise, Inc. is an international marketer of software targeting software development professionals and information technology professionals within enterprise organizations. Programmer's Paradise enhances software development productivity by providing a single-source for software development tools from industry-leading vendors selected on the basis of features, quality, price and warranty. The company offers over 70,000 SKUs from more than 2,000 publishers and manufacturers and distributes these products through multiple distribution channels. Programmer's Paradise web site is located at www.programmersparadise.com. For further information contact William H. Willett, CEO of Programmer's at (732) 389-8950 or bill.willett@programmers.com.

The statements in this release concerning the Company's future prospects are forward- looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs.

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